SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934





Date of report (Date of earliest event reported):  May 8, 1998


                      HARDING LAWSON ASSOCIATES GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)


                                    Delaware
                  (State or Other Jurisdiction of Incorporation


     0-16169                                              68-0132062
(Commission File Number)                    (I.R.S. Employer Identification No.)


                7655 Redwood Boulevard, Novato, California 94945
                    (Address of Principal Executive Offices)


                                                  (415) 892-0821
              (Registrant's Telephone Number, Including Area Code)



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Item 2.  Acquisition or Disposition of Assets.

     (a) On May 8, 1998, Harding Lawson Associates Group, Inc., a Delaware corporation ("HLA"), concluded a transaction pursuant to the terms of a Stock Purchase Agreement dated April 10, 1998 (the "Stock Purchase Agreement"), by and between HLA and ABB Services, Inc., a Delaware corporation, for the purchase of one hundred percent of the outstanding shares of ABB Environmental Services, Inc., a Delaware corporation ("ABB ES"), where prior to closing of the transaction had been a wholly owned subsidiary of ABB Services, Inc. As a result of the acquisition, ABB ES became a wholly owned subsidiary of HLA. The purchase price of the transaction was $11,986,000, which was paid to the seller in cash. No external financing was required. The purchase price is subject to post closing adjustments related to the net asset value of certain assets as of the closing date.

     (b) A portion of the assets of ABB ES comprise plant, equipment, and other physical property used in ABB ES' ongoing business. HLA intends to continue to use such assets for the purposes for which such assets have been used in the past.


Item 7.  Financial Statements of Business Acquired.

     (a) Financial statements required by this item shall be filed by amendment to this Current Report on Form 8-K within 60 days of the date of its filing.

     (b) Pro Forma Financial Information required by this item shall be filed by amendment to this Current Report on Form 8-K within 60 days of the date of its filing.

     (c) Exhibits.

     The  following  exhibit is furnished in accordance  with the  provisions of
Item 601 of Regulation S-K.

         Exhibit Number                     Exhibit

                2.1 Stock Purchase Agreement effective May 8, 1998 by and among HLA and ABB Services, Inc. is attached. Registrant will furnish a copy of omitted schedules and exhibits to the Stock Purchase Agreement to the Securities and Exchange Commission, upon request.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           HARDING LAWSON ASSOCIATES GROUP, INC.





Date  May 21, 1998                         By  /s/ Greg A. Thornton
                                                   Greg A. Thornton, Chief
                                                   Financial Officer